EXHIBIT 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of May 2, 2001, between COMSYS Information Technology Services, Inc., a Delaware corporation (“COMSYS”) or (the “Company”), and Margaret G. Reed. (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as as follows:

1. Offer and Acceptance of Employment. Subject to the approval of the Board of Directors of COMSYS (the “Board”), your initial officer title shall be Senior Vice President, General Counsel and Corporate Secretary as of June 1, 2001 (the “Effective Date”) and COMSYS agrees to employ Employee and Employee accepts such employment for the period beginning as of the Effective Date and ending upon termination pursuant to Section 4 hereof (the “Employment Period”). Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2. Duties. Employee agrees to discharge faithfully, diligently and to the best of her ability during the term hereof the position of Senior Vice President, General Counsel and Corporate Secretary. Employee agrees to serve in such other capacity and perform such other duties as COMSYS may reasonably direct from time to time and which are consistent with Employee’s position and status. Employee agrees that, during the term of this Agreement, Employee will devote Employee’s entire business time, skill, energy, knowledge and best efforts to the business and affairs of COMSYS. Employee will not engage, directly or indirectly, in any other business interest or activities, whether or not similar to that of COMSYS, except with the written consent of the Board. Employee shall be expected to commit whatever time is necessary for the normal responsibilities of COMSYS’ management.

3. Compensation.

3.1 Base Compensation. Employee shall receive a base cash salary at the rate of Sixteen Thousand Two Hundred Fifty Dollars and No Cents ($16,250.00) per month during the Employment Period (the “Base Salary” and when multiplied by the twelve (12), “Annual Base Salary”). Such Base Salary will be reviewed annually in February by COMSYS, which, in its sole discretion, may make appropriate upward adjustments. The Base Salary constitutes a gross amount and shall be paid in substantially equal semi-monthly installments, in arrears, subject to such withholding and deductions as may from time to time be legally required.

3.2 Executive Incentive Plan. In addition to the Base Salary, Employee shall be eligible to receive an executive incentive bonus of 50% of her Annual Base Salary for the fiscal year ending December 31, 2001, prorated for the months worked during the 2001 fiscal year, provided the Company achieves 100% of its EBIDTA target and the

Employee is employed by COMSYS on the generally applicable bonus payout dates. Employee will be eligible to receive more than 50% of her Annual Base Salary if the Company achieves more than 100% of its EBIDTA target. A separate document outlining the Executive Incentive Plan shall be provided to Employee. For each subsequent year the Employee remains employed, she shall be eligible for the Executive Incentive Plan that will be provided to similarly situated executives within the Company.

3.3 Bonus. In addition to the Base Salary, in February 2002, Employee shall receive a minimum bonus of Fifty Thousand Dollars and xx/l00 ($50,000.00), provided Employee is employed by COMSYS on February 1, 2002 and receives a minimum of a “Meets” or “Exceeds Expectations” on her performance appraisal.

3.4 Benefits. During the Employment Period, Employee shall be entitled to participate in any plan established by COMSYS, excluding any severance benefit plan, to provide benefits to its employees at the time Employee meets the eligibility criteria established for each plan. The benefits provided to Employee shall be comparable to those provided to similarly situated senior executives at COMSYS.

3.5 Paid Time Off. COMSYS’ standard paid time off (PTO) policy shall apply to Employee; however, Employee shall be eligible for 32 PTO days instead of the standard 24. PTO days are to be used for any holidays, vacation days, sick days or personal days that Employee wishes to be paid for.

3.7 Stock Purchase. COMSYS shall sell to Employee 100,000 shares of common stock in COMSYS Holdings, Inc., conditioned upon Employee entering into a Senior Management Agreement containing terms and conditions identical to the terms and conditions of other current senior management reporting to the Chief Executive Officer.

3.8 Withholding. The amounts payable pursuant to this Section 3 constitute gross amounts and shall be subject to such withholding and deductions as may be legally required.

4. Term and Separation. The term of the Employment Period shall commence on the Effective Date and continue until terminated pursuant to this Section 4. COMSYS or Employee, as the case may be, shall have the right to terminate employment during the Term of this Agreement at any time for any of the following reasons:

4.1 Termination Upon Death or Total Disability. In the event of Employee’s death, this Agreement will terminate upon the last day of the month following Employee’s date of death. COMSYS may terminate this Agreement by reason of “Total Disability” upon at least thirty (30) days’ notice to Employee. As used herein, “Total Disability” means illness or other physical or mental disability of Employee which shall continue for a period of at least six (6) months in the aggregate during any twelve (12) month period during the term of this Agreement, which such illness or disability shall render Employee unable to perform the essential functions of Employee’s duties with or without reasonable accommodation. If a disagreement arises between Employee and

COMSYS as to whether Employee is suffering from “Total Disability”, as defined herein, the question of Employee’s disability shall be determined by a physician designated by a majority of COMSYS’ Board of Directors. In the event of Employee’s death or Total Disability, COMSYS shall pay Employee’s heirs or Employee, as the case may be, in one lump sum, twelve (12) months’ of Base Compensation in return for Employee’s heirs or Employee, as the case may be, executing a full release of all claims against COMSYS and its affiliates.

4.2 Termination For Cause. Prior to the end of the Term of this Agreement, COMSYS, upon ten (10) days prior written notice to Employee, may discharge Employee for Cause and terminate this Agreement without any further liability hereunder to Employee or her estate, other than the obligation to pay to Employee her base salary accrued to the date of termination and accrued vacation. For purposes of this Agreement, a discharge for “Cause” shall mean a discharge resulting from a determination by COMSYS that Employee:

(a) has failed to diligently perform the material duties assigned to Employee under this Agreement or to have abandoned Employee’s assigned job duties and not to have remedied the situation within a reasonable period of time after receipt of written notice from COMSYS specifying the failure;

(b) has failed to abide by COMSYS policies, rules, procedures or directives and not to have remedied the situation within a reasonable period of time after receipt of written notice specifying the failure;

(c) has acted in a grossly negligent manner, or has engaged in reckless or willful misconduct with respect to COMSYS which results or could have resulted in material harm to COMSYS standing among customers, suppliers, employees and other business relationships;

(d) has been found guilty by a court of law of fraud, dishonesty and/or a felony crime, or any other crime involving moral turpitude;

(e) has engaged in employee misconduct, including but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of employment-related laws (including but not limited to laws prohibiting discrimination in employment), violation of non-competition, non-solicitation or confidentiality agreements or this Agreement, falsification of employment applications or other business records, insubordination, habitual absenteeism, or unethical activity.

In making any determination described above, COMSYS shall act in good faith.

4.3 Termination Without Cause. Prior to the end of the Term of this Agreement, COMSYS, upon written notice to Employee, may discharge Employee without Cause and terminate this Agreement, such termination to be effective upon the date as specified in said notice. In the event COMSYS terminates Employee without Cause, and subject to Employee’s continued compliance with this Agreement, including provisions contained in Sections 5 and 7, COMSYS shall pay Employee an amount equal to one month’s Base Salary (less legally-required withholdings). COMSYS shall also pay an amount equal to eleven (11) times Employee’s then monthly base compensation (less legally-required withholdings) in return for Employee executing a termination of employment agreement which contains a full release of all claims against COMSYS and its affiliates.

4.4 Resignation. Should Employee, at any time during the term of this Agreement, desire to resign her employment, Employee shall submit notice of proposed resignation to the Board at least thirty (30) days prior to the intended effective date thereof. This notice period may be waived by COMSYS in its sole discretion. COMSYS will have no further obligation if Employee resigns other than to pay Employee for compensation already earned including any obligation under any applicable benefit plan, including accrued vacation, Employee understands that Employee will still be subject to the Sections 5, 7, 8 and 9 of this Agreement.

5. Confidential Information. Employee acknowledges that in the course of her employment by COMSYS, COMSYS will provide her with certain confidential information and knowledge concerning the operations of COMSYS and its affiliates (hereinafter referred to as the “Company”) which COMSYS desires to protect. This confidential information shall include, but is not limited to:

(a) terms and conditions of and the identity of the parties to the Company’s agreements with their clients and suppliers, including but not limited to price information;

(b) management systems, policies or procedures, including the contents of related forms and manuals;

(c) professional advice rendered or taken by the Company

(d) the Company’s own financial data, business and management information, strategies and plans and internal practices and procedures, including but not limited to internal financial records, statements and information, cost reports or other financial information;

(e) proprietary software, systems and technology-related methodologies of the Company and their clients;

(f) salary, bonus and other personnel information relating to the Company’s personnel;

(g) the Company’s business and management development plans, including but not limited to proposed or actual plans regarding acquisitions (including the identity of any acquisition contacts), divestitures, asset sales, and mergers;

(h) decisions and deliberations of the Company’s committees or boards; and

(i) litigation, disputes, or investigations to which the Company may be party and legal advice provided to Employee on behalf of the Company in the course of Employee’s employment.

Employee understands that such information is confidential, and she agrees not to reveal such information to anyone outside the Company so long as the confidential or secret nature of such information shall continue. Employee further agrees that she will at no time use such information in competing with the Company. At such time as Employee shall cease to be employed by COMSYS, she will surrender to COMSYS all papers, documents, writing and other property produced by her or coming into her possession by or through her employment and relating to the information referred to in this paragraph, and Employee agrees that all such materials will at all times remain the property of COMSYS.

6. Conflicts of Interest. In keeping with Employee’s fiduciary duties to COMSYS, Employee agrees that she shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that she shall disclose to the Board any facts that might involve any reasonable possibility of a conflict of interest.

It is agreed that a direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect COMSYS involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee would or might arise, and which should be reported immediately by Employee to the Board, include, but are not limited to the following:

(a) Ownership of a material interest in any supplier, contractor, subcontractor, or other entity with which the Company does business;

(b) Acting in any capacity including director, officer, partner, consultants, employee, distributor, agent or the like, for suppliers, contractors, subcontractors, or other entities with which the Company does business;

(c) Acceptance, directly or indirectly, of payments, services or loans from a supplier, contractor, subcontractor, or other entity with which the entity does business, including but no limited to, gifts, trips, entertainment, or other favors, of more than a nominal interest;

(d) Misuse of information or facilities of the Company to which Employee has access in a manner which will be detrimental to the Company’s interest, such as utilization for Employee’s own benefit of know-how or information developed through the Company’s business or research activities;

(e) Disclosure or other misuse of information of any kind obtained through Employee’s connection with the Company;

(f) Acquiring or trading in, directly or indirectly, other property or interests connected with the services provided by the Company;

(g) The appropriation by Employee or diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

(h) The ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company.

7. Non-Competition. In return for the consideration stated in this Agreement, including the promise of COMSYS to provide Employee with confidential information, Employee agrees that, during Employee’s employment and for two (2) years after the termination of employment, Employee shall not directly or indirectly possess an ownership interest in, manage, control, participate in, consult with, or render services for any other person, firm, association or corporation, engaged in the business of the Company without the prior written consent of the Company, in the United States or any other geographic area where the Company is conducting business, because such activity would unavoidably and unfairly compromise the Company’s legitimate protectible business interests in their confidential information, clients, employees, suppliers, and business relationships.

Employee agrees that Employee shall not, either directly or indirectly, during Employee’s employment and for two (2) years after termination of employment, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner joint venturer, consultant or otherwise) (a) solicit, contact, call upon, communicate with, or attempt to communicate with any of the Company’s clients or potential clients for the purpose of providing services to such client, or (b) sell any services to any client or potential client of the Company.

Employee agrees that Employee shall not directly or indirectly during Employee’s employment and for two (2) years after termination of employment, through any other entity, either alone or in conjunction with any other person or entity employ, solicit, induce, or recruit, any person employed by the Company at any time within the one (1) year period immediately preceding such employment, solicitation, inducement or recruitment.

For the purposes of this Agreement, “potential client” shall be defined as those entities whom the Company has prepared a proposal for the provision of services and such proposal or quotation is pending within sixty (60) days prior to the termination of the employment relationship, and “client” shall be defined as those entities with whom the Company has conducted any business during the twelve (12) month period prior to termination of the employment relationship. For the purposes of this Agreement, “services”

shall mean activities performed by the Company at any time within the one (1) year period preceding termination of Employee’s employment.

Employee agrees that it is her intention that any restriction contained in this section that is determined to be unenforceable be modified by any court having jurisdiction to be reasonable and enforceable, and, as modified, to be fully enforced.

8. Specific Performance. Employee acknowledges that a remedy at law for any breach or attempted breach of Sections 5, 6 and 7 of this Agreement will be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or purchasing of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

9. Arbitration. Any controversy or claim arising out of or relating to this Agreement, the breach thereof, Employee’s employment with the Company, or the termination thereof, except for the injunctive relief described in Section 8 of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. To select an arbitrator, each party shall strike a name from the list submitted by AAA with the grieving party striking first. The arbitrator shall not have the power to add to or ignore any of the terms and conditions of this Agreement. The arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of this Agreement and obligations of the parties under this Agreement. The cost of such arbitration, including attorney’s fees, will be paid by the losing party.

10. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to COMSYS:

COMSYS Information Technology Services, Inc.

4400 Post Oak Parkway, Suite 1800

Houston, Texas 77027

Attention: Chief Executive Officer

If to Employee:

Margaret G. Reed

4000 Essex Lane, #6113

Houston, Texas 77027

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

11. General Provisions.

11.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.2 Complete Agreement. This Agreement, and a senior management agreement to be executed at a later date, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.3 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.4 Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns; provided that the rights and obligations of Employee under this Agreement shall not be assignable.

11.5 Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

11.6 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

11.7 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of COMSYS and Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Accepted and Agreed:

/s/ MARGARET G. REED
Margaret G. Reed

Accepted and Agreed: COMSYS INFORMATION TECHNOLOGY SERVICES, INC.

By:	/s/ MICHAEL T. WILLIS
Michael T. Willis Chief Executive Officer